Exhibit 10.1

U.S. $1,250,000,000

REVOLVING CREDIT AGREEMENT

dated as of August 27, 2025,

among

ZOETIS INC.,

THE LENDERS NAMED HEREIN

THE ISSUING BANKS NAMED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

CITIBANK, N.A.

and

MUFG BANK, LTD.,

as Syndication Agents

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

CITIBANK, N.A.

and

MUFG BANK, LTD.,

as Documentation Agents

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

BOFA SECURITIES, INC.

CITIBANK, N.A.

and

MUFG BANK, LTD.,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

Schedule 2.01	- Initial Lenders; Commitments
Schedule 2.05	- LC Commitments

EXHIBITS

Exhibit A	- Form of Assignment and Acceptance
Exhibit B	- Form of Assumption Agreement
Exhibit C	- Form of Note

Exhibit D	- Form of Extension Agreement
Exhibit E	- Form of Appointment of Additional Issuing Bank
Exhibit F	- Form of Material Acquisition Notice
Exhibit G	- [Reserved]
Exhibit H	- Forms of U.S. Tax Compliance Certificates

ANNEXES

Annex I	- Pricing Grid

REVOLVING CREDIT AGREEMENT

REVOLVING CREDIT AGREEMENT dated as of August 27, 2025 among ZOETIS INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”); the lenders (the “Initial Lenders”) listed on the signature pages hereof and the Lenders (as hereinafter defined) becoming party hereto after the date hereof; the issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof and the Issuing Banks (as hereinafter defined) becoming party hereto after the date hereof; and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Lenders.

The parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article 1 or in other provisions of this Agreement in the singular to have the same meanings when in the plural and vice versa):

“Additional Costs” shall have the meaning assigned to that term in Section 2.16(a).

“Adjusted Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) Consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any other non-cash charges for such period, (v) any loss for such period of any joint venture accounted for on the equity method (except to the extent the Borrower or a Subsidiary actually made an investment in such joint venture during such period to offset such loss), (vi) any Operational Efficiency Restructuring Charges incurred during the period commencing on October 1, 2022 and ending on December 31, 2025; provided that for any twelve-month period Operational Efficiency Restructuring Charges added back to Adjusted Consolidated EBITDA pursuant to this clause (vi) shall not exceed $100,000,000 in the aggregate; and (vii) any unusual, non-recurring or one-time fees, expenses or charges and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any income of any such joint venture for such period, except to the extent that dividends or other distributions were actually paid by such joint venture to the Borrower or a Subsidiary during such period and minus (c) any cash expenditures actually made during such period with respect to any non-cash items added back in computing Adjusted Consolidated EBITDA for any prior period pursuant to clause (a)(iv) above, all determined on a consolidated basis in accordance with GAAP. For the purposes of calculating the Leverage Ratio as of the end of any period, if during such period the applicable Person or any of its Subsidiaries shall have consummated a

Specified Transaction (as defined below), Adjusted Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of such period. For purposes hereof, “Specified Transaction” means any transaction or series of related transactions occurring after the date of this Agreement, resulting in (a) the acquisition or disposition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition or disposition of in excess of 50% of the Equity Interests of any Person or (c) a merger or consolidation or any other combination with another Person (other than the Borrower or any of its Subsidiaries).

“Administrative Agent” shall have the meaning assigned to that term in the introduction hereto. The Administrative Agent may perform any of its obligations hereunder through such Affiliates or branches thereof as it shall from time to time designate by notice to the Borrower and the Lenders for the purpose of performing any of its obligations hereunder or under the Loan Documents, and the term “Administrative Agent” shall include such branches or Affiliates.

“Administrative Agent’s Account” shall mean the account of the Administrative Agent most recently designated by it as such account by notice to the Lenders and the Borrower.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreement” shall mean this Revolving Credit Agreement, as amended, restated, supplemented, extended or otherwise modified from time to time.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Bribery Act 2010 of the United Kingdom, as amended.

“Applicable Lending Office” shall mean, with respect to each Lender, such Lender’s Domestic Lending Office.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” shall mean, for any day, with respect to any Base Rate Loan, Term Benchmark Revolving Loan or RFR Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth in Annex I under the caption “Base Rate Margin”, “Term Benchmark Margin”, “RFR Margin” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.08(a).

“Approved Electronic Platform” has the meaning assigned to it in 9.02(b)(i).

“Assignment and Acceptance” shall mean an instrument in substantially the form of Exhibit A hereto.

“Assuming Lender” shall mean an Eligible Assignee not previously a Lender that becomes a Lender hereunder pursuant to Section 2.07(c).

“Assumption Agreement” shall mean an agreement, in substantially the form of Exhibit B hereto, pursuant to which an Eligible Assignee agrees to become an Assuming Lender hereunder pursuant to Section 2.07(c) and agrees to be bound by all obligations of a Lender under this Agreement.

“Availability Period” shall mean the period from the Closing Date until the Commitment Termination Date.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.22.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.22 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.22(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Borrowing” shall mean, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” shall mean a Loan that bears interest as provided in Section 2.10(a)(i).

“Base Rate Margin” shall mean, on any date, the rate per annum set forth under the caption “Base Rate Margin” for such date determined in accordance with the Pricing Grid.

“Benchmark” shall mean, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.22.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Daily Simple SOFR; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” shall mean the board of directors of the Borrower.

“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to that term in the introduction hereto.

“Borrower Communications” shall have the meaning assigned to that term in Section 8.08(c).

“Borrower SEC Documents” shall mean all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, exhibits, statements and documents filed by the Borrower under the Securities Act or the Exchange Act, as the case may be, and publicly available on the website of the SEC at www.sec.gov, together with all certifications required pursuant to the Sarbanes-Oxley Act.

“Borrowing” shall mean Revolving Loans of the same Type, Converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall not include (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is not a U.S. Government Securities Business Day.

“Capital Lease” shall mean a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital or finance lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a Capital Lease and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP. Notwithstanding the foregoing or any other provision contained herein or in any other Loan Document, any lease (or similar arrangement) that would have been characterized, classified or reclassified as an operating lease in accordance with GAAP prior to the date of the Borrower’s adoption of Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) (whether or not such lease was in effect on such date) shall not constitute a Capital Lease Obligation, and any such lease shall be, for purposes of this Agreement, treated as though it were reflected on the Borrower’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to Borrower’s adoption of Accounting Standards Codification 842.

“Cash Equivalents” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by foreign subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; provided, however, that a transaction will not be deemed to involve a Change of Control if (i) the Borrower becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) (A) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s voting stock immediately prior to that transaction or (B) such transaction does not involve the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such holding company; or (b) any “change of control” (or any comparable term) shall occur under any agreement or instrument relating to any Debt in excess of the Requisite Amount.

“Charges” shall have the meaning assigned to it in Section 9.14.

“Closing Date” shall have the meaning set forth in Section 3.01.

“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.07 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.06. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,250,000,000.

“Commitment Documents” shall mean (a) the Revolving Credit Facility Commitment Letter, dated August 1, 2025, among the Borrower, JPMorgan, Barclays Bank PLC, Bank of America, N.A., BofA Securities, Inc., Citigroup Global Markets Inc., Citibank, N.A. and MUFG Bank, Ltd., (b) the Revolving Credit Facility Fee Letter, dated as of August 1, 2025, between the Borrower and JPMorgan, (c) the Revolving Credit Facility Fee Letter, dated as of August 1, 2025, between the Borrower and (i) BofA Securities, Inc., and (ii) Bank of America, N.A. (d) the Revolving Credit Facility Fee Letter, dated as of August 1, 2025, between the Borrower and Barclays Bank PLC, (e) the Revolving Credit Facility Fee Letter, dated as of August 1, 2025, between the Borrower and Citigroup Global Markets Inc. and (f) the Revolving Credit Facility Fee Letter, dated as of August 1, 2025, between the Borrower and MUFG Bank, Ltd.

“Commitment Increase” shall have the meaning assigned to that term in Section 2.07(c)(i).

“Commitment Increase Date” shall have the meaning assigned to that term in Section 2.07(c)(i).

“Commitment Termination Date” shall mean the earlier of (a) the Maturity Date and (b) the date of termination in whole of the Commitments pursuant to Section 2.07(b) or Article 7.

“Communications” shall have the meaning assigned to that term in Section 9.02(b)(i).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” shall mean, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Net Debt” shall mean at any date all Debt of the Borrower and its Subsidiaries at such date, less the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries at such date, all determined on a Consolidated basis.

“Consolidated Net Income” for any period means the net income of the Borrower and its Subsidiaries on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP but excluding in any event:

(a) any gains or losses on the sale or other disposition of investments or fixed or capital assets out of the ordinary course of business, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

(c) net earnings and losses of any corporation or other entity (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Borrower or any Subsidiary, realized by such corporation or other entity prior to the date of such acquisition;

(d) net earnings and losses of any corporation or other entity (other than a Subsidiary) with which the Borrower or any Subsidiary shall have consolidated or which shall have merged into or with the Borrower or any Subsidiary prior to the date of such consolidation or merger;

(e) any gains or losses resulting from the termination of any Plan, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses; and

(f) any other net extraordinary gain or net extraordinary loss.

“Consolidated Net Tangible Assets” shall mean the total amount of assets (less applicable reserves and other properly deductible items) after deducting (a) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Borrower and its Consolidated Subsidiaries and determined in accordance with GAAP.

“Constituent Documents” shall mean, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Equity Interests.

“Consummation Date” shall have the meaning assigned to such term in the definition of “Material Acquisition”.

“Convert”, “Conversion” and “Converted” shall each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Sections 2.12, 2.17 or 2.22.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Extension” shall have the meaning set forth in Section 3.03.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt” of any Person shall mean the sum of the following (without duplication): (a) all obligations of such Person for borrowed money, under Repurchase Agreements, Disqualified Stock or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to a Hedging Contract); (b) all obligations of such Person to pay the deferred purchase price of property, assets or services, except trade accounts payable arising in the ordinary course of business; (c) all Capital Lease Obligations of such Person; (d) all Debt of others secured by a Lien on any property or asset of such Person, whether or not such Debt is assumed by such Person; (e) all Debt of others Guaranteed by such Person; and (f) all reimbursement obligations or other obligations (other than contingent obligations) with respect to bankers’ acceptances or letters of credit or similar instruments created or issued at the request of such Person; provided that, the amount of earn-out obligations and obligations to pay the deferred purchase price of property, assets or services for purposes of the calculation of “Debt” of such Person shall be deemed to be the amount that has become a liability on such Person’s balance sheet in accordance with GAAP.

“Default” shall mean any Event of Default or any event that with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that has (a) failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it has committed to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its funding obligations; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) (i) been, or other than solely via an Undisclosed Administration has a parent that has been, adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become (or has other than solely via an Undisclosed Administration a parent company that has become) the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof or the exercise of control over such Lender or parent company by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Dispose” shall refer to the sale, transfer, license, lease or other disposition (including any sale and lease-back transaction) of any property or assets by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Dispose” shall not include any loss of or damage to, or any condemnation or other taking of, any property or assets.

“Disqualified Stock” shall mean with respect to any Person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Debt of such Person, or is redeemable at the option of the holder thereof, in whole or in part prior to the date that is five years after the Maturity Date.

“Domestic Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” shall mean (a) a Lender; (b) a commercial bank organized under the Laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (c) a commercial bank organized under the Laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International

Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000 or its equivalent in the relevant foreign currency, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (c); (d) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; and (e) any other Person approved by the Administrative Agent, each Issuing Bank and, unless an Event of Default shall have occurred and be continuing, the Borrower, such approval not to be unreasonably withheld or delayed; provided that none of the Borrower, any Affiliate of the Borrower or a natural person shall qualify as an Eligible Assignee.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Affiliate” includes any Person who was, as to the time of such past event or period of time, an ERISA Affiliate within the meaning of the preceding sentence.

“ERISA Event” shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA or (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered,” “critical” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” shall have the meaning assigned to that term in Article 7.

“Evergreen Letter of Credit” shall mean a Letter of Credit that is automatically extended unless the Issuing Bank gives notice to the beneficiary thereof stating that such Letter of Credit will not be extended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding tax imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to demand by the Borrower under Section 2.20(b) or an assignment under Section 9.06(c)(i)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f), and (d) any Taxes imposed by FATCA.

“Existing Credit Facility” shall mean the Credit Agreement dated as of December 21, 2022 among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified prior to the Closing Date).

“Extension Agreement” has the meaning set forth in Section 2.21(a).

“Facility Fee Rate” shall mean, on any date, the rate per annum set forth under the caption “Facility Fee Rate” for such date determined in accordance with the Pricing Grid.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention with respect thereto between Governmental Authorities, including any laws implementing such agreements.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Financial Officer” shall mean (a) the Controller of the Borrower, (b) the Chief Financial Officer of the Borrower, (c) the Treasurer of the Borrower or (d) any officer of the Borrower who succeeds to all or substantially all of the responsibilities of an officer identified in clause (a), (b) or (c) above.

“Fitch” shall mean Fitch Ratings Inc., and any successor to its rating agency business.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or the Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate or Daily Simple SOFR shall be 0.00%.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including any supra-national bodies (such as the European Union or the European Central Bank).

“Guarantee” of any Person shall mean any obligation of such Person directly guaranteeing any Debt of any other Person or otherwise providing for the payment of any Debt of any Person, provided that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all substances, wastes or other pollutants listed, defined, regulated or classified as hazardous or toxic, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as such pursuant to any Environmental Law.

“Hedging Contracts” shall mean all interest rate contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to mitigate the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Increasing Lender” shall have the meaning assigned to that term in Section 2.07(c)(i).

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to that term in Section 9.04(c).

“Initial Financial Statements” shall mean the (a) audited Consolidated balance sheet of the Borrower and the related audited Consolidated statements of income, shareholders’ equity and cash flows and the related footnotes as of and for the year ended December 31, 2024 and (b) the unaudited condensed Consolidated balance sheet of the Borrower and the related unaudited condensed Consolidated statements of income and cash flows and related footnotes for the six months ended June 30, 2025.

“Initial Issuing Banks” shall have the meaning assigned to that term in the introduction hereto.

“Initial Lenders” shall have the meaning assigned to that term in the introduction hereto.

“Intercompany Debt” shall mean (i) with respect to any Subsidiary, Debt of such Subsidiary to the Borrower or to another Subsidiary and (ii) with respect to the Borrower, Debt of the Borrower to a Subsidiary.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Interest Expense” for any period means all interest and all amortization of debt discount and expense (including, without limitation, all commissions, fees and other charges owed with respect to letters of credit and bankers’ acceptances) on any particular Debt (including, without limitation, payment-in-kind, zero coupon and other like Securities) for which such calculations are being made.

“Interest Payment Date” shall mean (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” shall mean with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing (or the date of the Conversion of any Base Rate Loan into such Term Benchmark Borrowing) and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.22(e) shall be available for specification in such request for a Borrowing or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” shall mean each of the Persons listed on Schedule 2.05 and any other Lender that may agree to issue Letters of Credit hereunder as provided in Section 2.05(j), in each case in its capacity as an issuer of a Letter of Credit hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Reference to the “Issuing Bank” in relation to any Letter of Credit is to the particular Issuing Bank that shall have issued, or that shall have been requested to issue, such Letter of Credit.

“Joint Lead Arrangers” shall mean the Persons so identified on the cover page hereof, in such capacity.

“JPMorgan” shall have the meaning assigned to that term in the introduction hereto.

“JPMorgan Parties” shall have the meaning assigned to that term in Section 9.02(b)(vi).

“Law” shall mean any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, Order, code ruling, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“LC Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The amount of each Initial Issuing Bank’s LC Commitment is set forth on Schedule 2.05.

“LC Disbursement” shall mean a payment made by the applicable Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate amount of the undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” shall mean (i) the Initial Lenders, (ii) each Assuming Lender that shall become a party hereto pursuant to Section 2.07(c) and (iii) each Eligible Assignee that shall become a party hereto pursuant to Section 9.06(a), other than any Person that shall have ceased to be a Lender hereunder pursuant to Section 9.06. Unless the context otherwise requires, references to “Lenders” shall include each Issuing Bank.

“Lender-Related Person” shall have the meaning assigned to it in Section 9.04(b).

“Letter of Credit” shall mean a letter of credit issued hereunder by an Issuing Bank on or after the Closing Date.

“Leverage Ratio” shall mean, for any period of four consecutive fiscal quarters, the ratio of Consolidated Net Debt as of the last day of such period to Adjusted Consolidated EBITDA for such period.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

“Loan” shall mean a loan by a Lender to the Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Commitment Documents, the Notes and each Assumption Agreement.

“Material Acquisition” shall mean any acquisition or series of related acquisitions consummated within a six-month period, if the aggregate amount of consideration (such consideration (a) excluding amounts attributable to the issuance of capital stock of the Borrower and (b) including, for the avoidance of doubt, any indebtedness satisfied or defeased at the closing of such acquisition by payment thereof, directly or indirectly, by the Borrower or its Subsidiaries or assumed in connection with such acquisition) for such acquisition or series of related acquisitions is at least $500,000,000 and the Borrower has designated such transaction or series of transactions as a “Material Acquisition” by written notice in substantially the form of Exhibit F hereto (a “Material Acquisition Notice”) to the Administrative Agent; provided that such Material Acquisition Notice shall be irrevocable and the applicable Material Acquisition Notice must be submitted no earlier than the date on which such acquisition (or, for a series of acquisitions, the date on which the last acquisition in such series) is consummated (such date of consummation, the “Consummation Date”) and no later than the date that is 90 days after the Consummation Date; provided further that concurrent with the delivery of the Material Acquisition Notice, the Borrower shall deliver to the Administrative Agent a certification signed by an officer of the Borrower certifying the Borrower will be pro forma compliance with the financial covenant set forth in Section 6.05.

“Material Acquisition Notice” shall have the meaning assigned to such term in the definition of “Material Acquisition”.

“Material Adverse Change” shall mean any material adverse change in any of (a) the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Agreement or the other Loan Documents or (c) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement or any other Loan Document.

“Material Adverse Effect” shall mean an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Subsidiary” shall mean any Subsidiary (a) for which the Consolidated gross revenues for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to clauses (a) or (b), as applicable, of Section 5.01 (or prior to such delivery, as of June 30, 2025) exceed 5.00% of the Consolidated gross revenues of the Borrower for such period, in each case determined in accordance with GAAP, or (b) for which the Consolidated total assets (after intercompany eliminations) as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to clauses (a) or (b), as applicable, of Section 5.01 (or prior to such delivery, as of June 30, 2025) exceed 5.00% of the Consolidated total assets of the Borrower as of such date, in each case determined in accordance with GAAP, excluding, in each case ((a) and (b)), any wholly owned Subsidiary of the Borrower formed for the sole purpose of entering into Permitted Securitization Financings and the assets of which consist exclusively of assets subject to or intended to be subject to Permitted Securitization Financings.

“Maturity Date” shall mean (i) the date that is five years after the date of this Agreement or (ii) such later date to which the Maturity Date may be extended pursuant to Section 2.21, provided that if such date shall not be a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” shall have the meaning assigned to it in Section 9.14.

“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” shall mean a promissory note of the Borrower payable to any Lender and its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from one or more Loans made by such Lender.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Obligations” shall mean the Loans and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement and any other Loan Document (including any such sums accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Operational Efficiency Restructuring Charges” shall mean non-recurring costs, charges or expenses related to the Borrower and/or its Subsidiaries’ operational efficiency and plant network rationalization initiatives, including, without limitation, costs, charges or expenses related to facility closures, facility consolidations, retention, severance, system establishment costs, contract termination commitments and future lease commitments.

“Order” shall mean any order, judgment or injunction.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.06(c)(i) at the request of the Borrower).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” shall have the meaning assigned to that term in Section 9.06(f).

“Participant Register” shall have the meaning assigned to that term in Section 9.06(f).

“Patriot Act” shall mean the USA PATRIOT Act of 2001 (31 U.S.C. 5318 et seq.).

“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.

“Permitted Liens” shall mean: (a) Liens imposed by Law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days (or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in compliance with Section 5.04; (c) pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business; (e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(g); (f) easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and its Subsidiaries; (g) Liens (i) of a collection bank on the items in the course of collection, (ii) attaching to trading accounts or brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law encumbering deposits or other funds maintained with a financial institution (including the right of set off) or which are customary in the banking industry, (iv) attaching to other prepayments, deposits or earnest money in the ordinary course of business and (v) attaching to cash collateral posted pursuant to a Hedging Contract, or a letter of credit agreement, entered into in the ordinary course of business; (h) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (i) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; (j) interest or title of a lessor, lessee, sublessor or sublessee under any lease or sublease permitted hereunder (other than any Capital Lease) and any interest or title of a licensor, licensee, sublicensor or sublicensee under any license or sublicense permitted hereunder; (k) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; (l) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements (or any similar precautionary filings) relating solely to operating leases of personal property entered into in the ordinary course of business; (m) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with importation of goods; and (n) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property.

“Permitted Refinancing” shall mean any extension, refinancing, renewal, replacement or defeasement of any Debt that (a) does not exceed the principal amount of such Debt (plus all accrued interest thereon and the amount of all Taxes, fees, costs, expenses and premiums incurred in connection therewith), (b) has a weighted average maturity and final maturity (measured as of the date of such extension, refinancing, renewal, replacement or defeasance) that is no earlier than the earlier of (x) the Commitment Termination Date and (y) the original weighted average maturity and final maturity of such Debt and (c) is not secured by any Lien other than a Lien securing such Debt and does not represent Debt of any Person except a Person obligated in respect of such Debt.

“Permitted Securitization Financing” shall mean any sale or sales of any accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets of the Borrower and/or any of its Subsidiaries, and financing secured by the assets so sold, including, without limitation, any revolving purchase(s) of such assets (a “Securitization Financing”); provided that (a) all such sales are made for not less than fair market value (as determined in good faith by the Borrower) and (b) such financing shall be non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any Subsidiary (other than a special purpose Subsidiary with no assets other than the financial assets which are the basis for such financing).

“Person” shall mean an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.

“Platform” shall have the meaning assigned to that term in Section 9.02(b)(ii).

“Pricing Grid” shall mean the Pricing Grid based on the Borrower’s Ratings attached as Annex I hereto.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Date” shall mean the last day of each March, June, September and December in each year, the first of which shall be the first such day after the date hereof; provided that, if any such day is not a Business Day, then such Quarterly Date shall be the next preceding Business Day.

“Rating Agencies” shall mean Moody’s and S&P.

“Ratings” shall mean, at any time, the public ratings of the Borrower’s senior unsecured non-credit enhanced long-term debt by Moody’s and S&P at such time.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (C) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning assigned to that term in Section 9.06(e).

“Regulations D, U and X” shall mean, respectively, Regulations D, U and X of the Board of Governors (or any successor), as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean any change after the date of this Agreement in United States Federal, state or foreign Law or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including the Administrative Agent or any Lender, of or under any United States Federal, state or foreign Law or regulations (whether or not having the force of Law) by any court or governmental or monetary authority charged with the interpretation or administration thereof; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, promulgated or issued.

“Related Party” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, members, trustees, agents and sub-agents of such Person and such Person’s Affiliates.

“Relevant Governmental Body” shall mean, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” shall mean (i) with respect to any Term Benchmark Borrowing, the Term SOFR Rate or (ii) with respect to any RFR Borrowing, Daily Simple SOFR, as applicable.

“Repurchase Agreement” shall mean an agreement by the Borrower or any Subsidiary to sell securities to another Person coupled with an agreement to purchase such securities from such Person at a specified price on a later date.

“Required Lenders” shall mean, at any time, Lenders having more than 50% of the Commitments or, if no Commitments are then outstanding, Lenders owed more than 50% of the then aggregate unpaid principal amount of all outstanding Loans.

“Requisite Amount” shall have the meaning assigned to that term in Section 7.01(e).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans and the aggregate Amount of its LC Exposure at such time.

“Revolving Loan” shall mean a Loan made pursuant to Section 2.01.

“RFR Borrowing” shall mean, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” shall mean a Loan that bears interest at a rate based on Daily Simple SOFR.

“RFR Margin” shall mean, on any date, the rate per annum set forth under the caption “RFR Margin” for such date determined in accordance with the Pricing Grid.

“S&P” shall Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” shall mean, at any time, a country, a region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” shall mean, at any time, any Person subject of Sanctions, including, (a) any Person listed in any Sanctions related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or the Hong Kong Monetary Authority or (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or the Hong Kong Monetary Authority.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Debt” shall mean (i) any Debt under any Repurchase Agreement and (ii) any other Debt the obligations with respect to which are secured by a Lien.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Financing” is defined in the definition of “Permitted Securitization Financing”.

“Securitization Financing Amount” shall mean at any time and with respect to any Securitization Financing, the aggregate principal amount of Debt of the Borrower and its Subsidiaries outstanding at such time, or, if such financing is not treated as indebtedness of the Borrower and its Subsidiaries under GAAP at such time, the principal-equivalent amount (whether in the form of unrecovered purchase price or the like or otherwise) of financing provided thereunder at such time.

“Single Employer Plan” shall mean a single-employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Transaction” shall have the meaning assigned to such term in the definition of “Adjusted Consolidated EBITDA”.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person. Unless the context shall otherwise require, “Subsidiary” refers to a Subsidiary of the Borrower.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings (including interest, fines, penalties or additions to tax) imposed by any Governmental Authority.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Benchmark Margin” shall mean, on any date, the rate per annum set forth under the caption “Term Benchmark Margin” for such date determined in accordance with the Pricing Grid.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” shall mean, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Base Rate or, if applicable pursuant to Section 2.22, the Daily Simple SOFR.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” shall have the meaning assigned to that term in Section 7701 of the Code.

“U.S. Dollars” and “$” shall mean the lawful money of the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to that term in Section 2.18(f)(i)(B)(3).

“Voting Stock” shall mean Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of a contingency).

“Withholding Agent” shall mean the Borrower and the Administrative Agent, as the case may be.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or any Lender hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the audited Consolidated financial statements of the Borrower for the Borrower’s fiscal year ended December 31, 2024 (except for changes concurred with by the Borrower’s independent public accountants); provided that all terms of an accounting or financial nature used herein shall be construed, and computations of amounts and ratios referred to herein shall be made without giving effect to the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such implementation would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

Section 1.03. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor Laws), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

Section 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.22(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

AMOUNTS AND TERMS OF THE LOANS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans in U.S. Dollars to the Borrower from time to time during the Availability Period; provided that, immediately after each such Loan is made, the amount of each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.22, each Borrowing shall be comprised entirely of Base Rate Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loans by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the time that any Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $5,000,000 and an integral multiple of $1,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Term Benchmark Borrowings or RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Commitment Termination Date.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, (b) in the case of a Base Rate Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing or (c) in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, five U.S. Government Securities Business Days before the date of the proposed Borrowing. Each such request for a Borrowing shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a Term Benchmark Borrowing (or, solely to the extent applicable pursuant to Section 2.22, an RFR Borrowing);

(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a request for a Borrowing in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable request for a Borrowing and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such request for a Borrowing. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by the time that a request for a Borrowing would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a responsible officer of the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an Base Rate Borrowing or a Term Benchmark Borrowing or an RFR Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing and (B) each Base Rate Borrowing shall be converted to an Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in U.S. Dollars for its own account or the account of one or more Subsidiaries in a form acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that neither Barclays Bank PLC nor any of its branches or affiliates shall have any obligation to issue any commercial letters of credit hereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall notify the applicable Issuing Bank and the Administrative Agent reasonably in advance of the requested date of issuance, amendment or extension, describing the Letter of Credit to be issued, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form (with such changes thereto as the parties may agree upon) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed $100,000,000, (ii) the Revolving Credit Exposure of each Lender shall not exceed its Commitment and (iii) the aggregate amount of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank, unless such Issuing Bank shall otherwise agree in its sole discretion.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (i) any Order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such Order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it; or (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or, in the case of any extension thereof, one year after such extension (or, if any such day is not a Business Day, the next preceding Business Day) and (ii) the date that is five Business Days prior to the Maturity Date. The expiry date of any Letter of Credit may be extended from time to time (i) at the Borrower’s request in accordance with (c) above or (ii) in the case of an Evergreen Letter of Credit, automatically, in each case so long as such extension is for a period not exceeding one year, does not extend beyond the date referred to in clause (ii) of the immediately preceding sentence and is granted (or the last day on which notice can be given to prevent such extension occurs) no earlier than three months before the then existing expiry date thereof.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with, in the case of LC Disbursements, a Base Rate Borrowing (of not less than $10,000,000) in an equal amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the applicable Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential, special, indirect or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, within the period stipulated by terms and conditions of the applicable Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. After such examination, such Issuing Bank shall promptly notify the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then 2% per annum shall be added to the applicable rate specified above. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent given upon request of the Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article 7. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Borrower hereby grants a lien and security interest in, and sole and exclusive dominion and control, including the exclusive right of withdrawal, over such account to the Administrative Agent. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived free and clear of all Liens created hereunder.

(j) Appointment of Additional Issuing Banks. From time to time, the Borrower may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and by notice to the Lenders, designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an instrument, which shall be in substantially the form of Exhibit E hereto, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Borrower and the Administrative Agent and, from and after the effective date of such agreement (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

(k) Resignation and Replacement of Issuing Bank. (i) An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.08(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.05(k)(i) above.

Section 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof not later than 1:00 p.m. (New York City time), in funds immediately available in New York City, to the account of the Administrative Agent most recently designated for such purpose by notice to the Lenders.

(b) The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable request for a Borrowing; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

Section 2.07. Changes of Commitments. (a) Termination on the Maturity Date. Unless theretofore reduced to such amount pursuant to Section 2.07(b), the Commitments of the Lenders shall automatically be reduced to zero on the close of banking business on the Maturity Date.

(b) Ratable Termination or Reduction. The Borrower shall have the right, at any time or from time to time, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that (i) each partial reduction shall be in the minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of Loans in accordance herewith, the aggregate Revolving Credit Exposure would exceed the aggregate amount of the Commitments; provided further that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions (including the occurrence of a Change of Control) in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The aggregate amount of the Commitments, once reduced as provided in this Section 2.07(b), may not be reinstated, except as provided in Section 2.07(c) below.

(c) Increase. (i) The Borrower may at any time, by notice to the Administrative Agent not less than three Business Days prior to a Commitment Increase Date (as defined below), propose that the aggregate amount of the Commitments be increased (each such proposed increase being a “Commitment Increase”), through an increase of the Commitment or Commitments of one or more existing Lenders and/or the addition of one or more Persons (who shall be Eligible Assignees) as Assuming Lenders, as the Borrower may determine, all effective as of a date (the “Commitment Increase Date”) that shall be specified in such notice and that shall be prior to the Commitment Termination Date; provided that

(A) the proposed Commitment Increase in respect of the Commitment of either (1) any Increasing Lender or (2) any Assuming Lender shall for each Commitment Increase Date be in the aggregate amount of no less than $25,000,000 and an integral multiple of $1,000,000 in excess thereof,

(B) in no event shall the aggregate amount of the Commitments at any time exceed $1,750,000,000,

(C) no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase, and

(D) the representations and warranties contained in Article 4 shall be accurate in all material respects on and as of the Commitment Increase Date as if made on and as of such date (except to the extent any such representation or warranty (1) relates solely to an earlier date, in which case it shall be accurate as of such earlier date, or (2) is qualified by materiality or subject to a Material Adverse Effect qualification, in which case it shall be accurate in all respects on and as of the Commitment Increase Date or such earlier date as specified in clause (1) above).

The Borrower shall prepay any Revolving Loans (which prepayment may, notwithstanding any pro rata borrowing requirements set forth in this Agreement, be effected through a Borrowing funded by the Lenders participating in the Commitment Increase) outstanding on the Commitment Increase Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.07.

The Administrative Agent shall notify the Lenders of a proposed Commitment Increase promptly upon its receipt of any notice from the Borrower with respect to such proposed Commitment Increase. It shall be in each Lender’s sole discretion whether to agree to increase its Commitment hereunder in connection with any proposed Commitment Increase. No later than three Business Days after its receipt of the Borrower’s notice proposing a Commitment Increase, each Lender that is willing to increase its Commitment hereunder (each such Lender being an “Increasing Lender”) shall deliver to the Administrative Agent a notice in which such Lender shall set forth the maximum increase in its Commitment to which such Lender is willing to agree, and the Administrative Agent shall promptly provide to the Borrower a copy of such Increasing Lender’s notice. Any Lender failing to provide such notice shall be deemed to have declined to increase its Commitment. The Administrative Agent, or an Affiliate of the Administrative Agent, shall cooperate with the Borrower in discussions with the Lenders and Eligible Assignees with a view to arranging any proposed Commitment Increase through the increase of the Commitments of one or more of the Lenders and/or the addition of one or more Eligible Assignees as Assuming Lenders (provided that any such addition of an Eligible Assignee as an Assuming Lender shall be subject to the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed) and as parties to this Agreement; provided, that any allocations of any increase of Commitments hereunder (including any allocation as between each Lender that is willing to increase its Commitment hereunder (each such Lender being an “Increasing Lender”) and Assuming Lenders) shall be determined by the Borrower in its sole discretion, subject to the limitations set forth in this clause (i) of Section 2.07(c).

(ii) If agreement is reached prior to the relevant Commitment Increase Date with any Increasing Lenders and Assuming Lenders, if any, as to a Commitment Increase (the amount of which may be less than (subject to the limitation set forth in clause (i)(A) of this Section 2.07(c)) but not greater than that amount specified in the applicable notice from the Borrower), the Borrower shall deliver, no later than one Business Day prior to such Commitment Increase Date, a notice thereof in reasonable detail to the Administrative Agent (and the Administrative Agent shall give notice thereof to the Lenders, including any Assuming Lenders). The Assuming Lenders, if any, shall become Lenders hereunder as of such Commitment Increase Date and the Commitments of any Increasing Lenders and such Assuming Lenders shall be increased by or shall be, as the case may be, as of such Commitment Increase Date, the amounts specified in the notice delivered by the Borrower to the Administrative Agent; provided that:

(A) the Administrative Agent shall have received at or prior to 9:00 a.m. (New York City time) on such Commitment Increase Date (1) a duly executed Note (to the extent requested by the relevant Lender), dated as of such Commitment Increase Date and in substantially the form of Exhibit C hereto for each Assuming Lender, and dated the date to which interest on the existing Notes shall have been paid and in substantially the form of Exhibit C hereto for each Increasing Lender, in each case in an amount equal to the Commitment of each such Assuming Lender and each such Increasing Lender after giving effect to such Commitment Increase, (2) a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in Section 2.07(c)(i)(C) and 2.07(c)(i)(D) has been satisfied and (3) to the extent reasonably requested by the Administrative Agent documents, consistent with those delivered under Sections 3.01(a)(ii), 3.01(a)(iii) and 3.01(a)(iv) as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase;

(B) with respect to each Assuming Lender, the Administrative Agent shall have received, at or prior to 9:00 a.m. (New York City time) on such Commitment Increase Date, an Assumption Agreement in substantially the form of Exhibit B hereto, duly executed by such Assuming Lender and the Borrower and acknowledged by the Administrative Agent; and

(C) each Increasing Lender shall have delivered to the Administrative Agent, at or prior to 9:00 a.m. (New York City time) on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Borrower.

(iii) Upon its receipt of confirmation from a Lender that it is increasing its Commitment hereunder, together with the appropriate Note (if applicable) and documents referred to in clause (ii)(A) above, the Administrative Agent shall (A) record the information contained therein in the Register and (B) give prompt notice thereof to the Borrower. Upon its receipt of an Assumption Agreement executed by an Assuming Lender representing that it is an Eligible Assignee, together with the appropriate Note (if applicable) and documents referred to in clause (ii)(A) above, the Administrative Agent shall, if such Assumption Agreement has been completed and is in substantially the form of Exhibit B hereto, (x) accept such Assumption Agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv) In the event that the Administrative Agent shall not have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date or the Borrower shall, by notice to the Administrative Agent prior to such Commitment Increase Date, withdraw its proposal for a Commitment Increase or any of the actions provided for above in clauses (ii)(A) through (ii)(C) shall not have occurred by 9:00 a.m. (New York City time) on such Commitment Increase Date, such proposal by the Borrower shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (ii)(A) through (ii)(C) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

(v) In the event that the Administrative Agent shall have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the action provided for in clauses (ii)(A) through (ii)(C) above shall have occurred by 9:00 a.m. (New York City time) on such Commitment Increase Date, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase Date promptly and in any event by 10:00 a.m. (New York City time) on such date by facsimile transmission or electronic messaging system. Each Increasing Lender and each Assuming Lender shall, before 11:00 a.m. (New York City time) on such Commitment Increase Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, an amount equal to such Increasing Lender’s or such Assuming Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase). After the Administrative Agent’s receipt of such funds, the Administrative Agent will promptly thereafter cause to be distributed like funds to the Lenders for the account of their respective Applicable Lending Offices in an amount to each Lender such that the aggregate amount of the outstanding Revolving Loans owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase). In addition, on and as of each Commitment Increase Date, the LC Exposures of the Lenders shall be redetermined based on their respective Commitments after giving effect to the relevant Commitment Increase.

Section 2.08. Fees. (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the daily average amount of such Lender’s Commitment (whether used or unused), for each day during the period from the Closing Date until the Commitment Termination Date at a rate per annum equal to the Facility Fee Rate. Facility fees accrued through and including the last day of each Quarterly Date of each year shall be payable in arrears on the date that is fifteen (15) calendar days after each such Quarterly Date (or, if such date is not a Business Day, the immediately preceding Business Day) and, without duplication, on the

Commitment Termination Date. If for any reason any Revolving Credit Exposure remains outstanding on or after the Commitment Termination Date, the facility fee shall accrue from the Commitment Termination Date until the date on which no Revolving Credit Exposure remains outstanding, on the aggregate amount of Revolving Credit Exposure from time to time outstanding, payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Term Benchmark Margin on such Lender’s daily LC Exposure during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate per annum mutually agreed by the Borrower and the Issuing Bank on the average daily LC Exposure with respect to Letters of Credit issued by it during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accruing through and including the last day of each Quarterly Date of each year shall be payable on the date that is fifteen (15) calendar days after each such Quarterly Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed in writing by and between the Borrower and the Administrative Agent.

Section 2.09. Repayment of Loans. The Borrower hereby promises to pay to the Administrative Agent for account of each Lender the full principal amount of each Revolving Loan made by such Lender to the Borrower, and each Revolving Loan shall mature, on the Commitment Termination Date.

Section 2.10. Interest on Loans. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate plus the Applicable Rate.

(ii) Term Benchmark Loans. The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(iii) RFR Loans. Each RFR Loan shall bear interest at the Daily Simple SOFR plus the Applicable Rate.

(b) Default Interest. Upon the occurrence and during the continuance of any default in the payment of any amount due and payable hereunder, the Borrower shall pay interest on such overdue amount from the date such amount shall have become due until such amount shall be paid in full, payable in arrears on demand and on the date such amount shall be paid in full, at a rate per annum equal at all times to 2.00% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section 2.10 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an Base Rate prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR and the Base Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Base Rate only at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Base Rate, Term SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.10(a)(ii).

Section 2.11. [Reserved].

Section 2.12. Optional Conversion of Loans. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.17, Convert all Revolving Loans of one Type comprising the same Borrowing into Revolving Loans of the other Type; provided that any Conversion of Term Benchmark Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Term Benchmark Loans, any Conversion of Base Rate Loans into Term Benchmark Loans shall be in an amount not less than the minimum borrowing amount specified in Section 2.02 and no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Term Benchmark Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.13. Optional Prepayments of Loans. The Borrower may, upon notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 10:00 a.m. (New York City time) (a) three Business Days before such proposed prepayment in the case of Term Benchmark Loans and (b) on the day of such proposed prepayment in the case of Base Rate Loans, and, if such notice is given, the Borrower shall, prepay without penalty the outstanding principal amount of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, provided that in the event of any such prepayment of a Term Benchmark Loan other than on the last day of the Interest Period therefor, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.23; provided further that if a notice of optional prepayment is given in connection with a conditional termination of the Commitments as contemplated by Section 2.07(b), then such notice of prepayment may be revoked in accordance with Section 2.07(b) (subject to, for the avoidance of doubt, compliance with the immediately preceding sentence). Each prepayment of Revolving Loans hereunder shall be in a minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.

Section 2.14. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes to the Administrative Agent at the Administrative Agent’s Account in same day funds, without any set-off, recoupment or counterclaim, not later than 12:00 Noon (Local Time) on the due date of such payment (each such payment made after such time on such date to be deemed to have been made on the next Business Day). The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or unused commitment fees ratably (other than amounts payable pursuant to Section 2.07(c), 2.16, 2.18 or 2.23) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.06(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance (which shall not include the Borrower) shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Upon any Assuming Lender becoming a Lender hereunder as a result of the effectiveness of a Commitment Increase pursuant to Section 2.07(c), and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording the information contained therein in the Register, from and after the Commitment Increase Date, the Administrative Agent shall make all payments hereunder in respect of the interest assumed thereby to such Assuming Lender.

(b) Subject to the proviso in the definition of the term “Maturity Date”, whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or unused commitment fee, as the case may be; provided that, if such extension would cause payment of interest on or principal of Term Benchmark Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

Section 2.15. Sharing of Payments Etc. (a) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Exposure owing to it (other than pursuant to Section 2.07(c)(v), 2.16, 2.18 or 2.23) in excess of its ratable share of payments on account of the Revolving Credit Exposure obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Exposure owing to such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by Law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 2.16. Additional Costs. (a) The Borrower shall, within 30 days following demand by a Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate it for any costs that such Lender determines are attributable to its making, funding or maintaining any Loan or its issuing or participating in any Letter of Credit hereunder or its obligation to make any Loan hereunder or to issue or participate in any Letter of Credit hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any such Loans, any such LC Exposure or any such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change that: (i) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or the Commitment of such Lender; (ii) subjects any Recipient to any Taxes (other than Indemnified Taxes and Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) imposes any other cost, expense or condition affecting this Agreement or such Lender’s Notes (or any of such extensions of credit or liabilities) or Commitment; provided that the Borrower shall not be obligated to pay to such Lender such Additional Costs unless such Lender at such time shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this paragraph. Any Lender seeking compensation hereunder shall make reasonable efforts to notify the Borrower of the enactment of any Regulatory Change that would entitle such Lender to compensation pursuant to this Section 2.16(a) as promptly as practicable after obtaining knowledge thereof and the date of effectiveness of such Regulatory Change; provided that failure to provide such notice shall not in any way reduce the Borrower’s liability therefor. As soon thereafter as such Lender shall have determined to request such compensation, such Lender shall notify the Borrower thereof and shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) (i) to designate a different Applicable Lending Office for the Loans of such Lender affected by such Regulatory Change if such designation will avoid the need for, or reduce the amount of, such compensation, and (ii) to otherwise minimize any such compensation payable by the Borrower hereunder, provided that, in each case, in the reasonable opinion of such Lender, such actions would not be otherwise disadvantageous to such Lender. Notwithstanding anything in this Section 2.16(a) to the contrary, the Borrower’s obligation to reimburse such Lender for Additional Costs pursuant to this Section 2.16(a) shall be limited as follows:

(x) In the event of a Regulatory Change with an effective date occurring on or after its date of enactment, the Borrower shall be obligated to pay to such Lender only such amounts attributable to the period commencing 270 days prior to the date of such Lender’s notice of determination to request compensation hereunder; and

(y) In the event of a Regulatory Change with an effective date retroactive from its date of enactment, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) Without limiting the effect of the foregoing provisions of this Section 2.16 (but without duplication), the Borrower shall, within 30 days following a demand by a Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs (excluding (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office of such Lender), pursuant to any Law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority following any Regulatory Change, of capital or liquidity in respect of its Commitment (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office of such Lender) to a level below that which such Lender (or any Applicable Lending Office of such Lender) could have achieved but for such Law, regulation, interpretation, directive or request); provided that the Borrower shall not be obligated to pay to such Lender such additional amounts unless such Lender at such time shall be generally assessing such amounts on a nondiscriminatory basis against borrowers under agreements having provisions similar to this paragraph. Each Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 2.16(b) as promptly as practicable after it determines to request such compensation; provided that, in the event of (x) any Regulatory Change with an effective date occurring on or after its enactment, the Borrower shall be obligated to pay to such Lender only such amounts attributable to the period commencing 270 days prior to the date of such Lender’s notice of determination to request compensation hereunder; and (y) any Regulatory Change with an effective date retroactive from its date of enactment, such request arises from a Law, regulation, directive or request of a court or governmental or monetary authority that contains an effective date retroactive from its date of enactment, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Determinations and allocations by a Lender for purposes of this Section 2.16 of the effect of any Regulatory Change pursuant to Section 2.16(a), or of the effect of capital maintained pursuant to Section 2.16(b), on its costs or rate of return of maintaining Loans or LC Exposure or its obligation to make Loans or incur LC Exposure, or on amounts receivable by it in respect of the foregoing, and of the amounts required to compensate such Lender under this Section 2.16, shall be conclusive and binding for all purposes, provided that such determinations and allocations are made on a reasonable basis. Any Lender requesting compensation under this Section 2.16 will furnish the Borrower with a certificate setting forth the basis and amount of such request for compensation.

Section 2.17. Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any Law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Term Benchmark Loans or to fund or maintain Term Benchmark Loans hereunder, (i) each Term Benchmark Loan will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make Term Benchmark Loan or to Convert Loans into Term Benchmark Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, which notice shall be given promptly after such circumstances cease to exist.

(b) Each Lender agrees that, before making a demand under subsection (a) above, it shall (i) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for the Term Benchmark Loans of such Lender if such designation will avoid the need for the Conversion of or for the suspension of the obligation of any Lender or Lenders to make Term Benchmark Loans as described in subsection (a) above and will not, in the opinion of such Lender, be otherwise disadvantageous to such Lender and (ii) failing such efforts and if legally permissible, cause such demand to be made on the last day of the applicable Interest Period for each Term Benchmark Loan then outstanding, as the case may be.

Section 2.18. Taxes.

(a) Any and all payments by or on account of any Obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Law; provided that if any Withholding Agent shall be required by Law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable by the Borrower shall be increased, as necessary so that after all required deductions for Indemnified Taxes are made (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.18) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent shall make such deductions and (iii) the Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes, without duplication, to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall, without duplication, indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by a Governmental Authority. A certificate setting forth in reasonable detail the basis for and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumptive evidence of such payment or liability absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Borrower to any Governmental Authority pursuant to this Section 2.18, and in any event within 60 days of such payment, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify, within 10 days after written demand therefor, the Administrative Agent for the full amount of (i) any Indemnified Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06(f) relating to the maintenance of a Participant Register and, (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Administrative Agent or the Borrower (as applicable) in connection herewith or with any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by a Governmental Authority. A certificate setting forth in reasonable detail the basis for and calculation of the amount of such payment or liability delivered to the applicable Lender by the Administrative Agent shall be presumptive evidence of such payment or liability absent manifest error.

(f) (i) The Administrative Agent and each Lender, including any Foreign Lender, that is entitled to an exemption from or reduction of withholding Tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Withholding Agent such properly completed and executed documentation (including Internal Revenue Service Form W-9 and applicable Internal Revenue Service Form(s) W-8 and any related documentation) as may be necessary or appropriate to permit the Withholding Agent to make payments under this Agreement or any Loan Document without withholding Tax or at a reduced withholding Tax rate. Notwithstanding anything to the contrary in this Section 2.18(f), the completion, execution, and submission of such documentation (other than such documentation set forth in paragraphs (A), (B), (C) and (E) of Section 2.18(f)(i)) shall not be required if, in such Administrative Agent or Lender’s reasonable judgment, such completion, execution or submission would subject such Administrative Agent or Lender to any material reimbursed cost or expense or would materially prejudice the legal or commercial position of such Administrative Agent or Lender. Without limiting the generality of the foregoing,

(A) any Lender or Administrative Agent that is a U.S. Person shall deliver to the Withholding Agent on or about the date on which such Lender or Administrative Agent becomes a Lender or Administrative Agent, as applicable, under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed copies of IRS Form W-9 certifying that such Lender or Administrative Agent, as applicable, is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS

Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) On or prior to the date on which it becomes a party to this Agreement, any Administrative Agent, and any successor, that is not a U.S. Person shall deliver to the Withholding Agent two duly completed signed copies of IRS Form W-8ECI with respect to payments to be received under the Loan Documents for its own account and two duly completed signed copies of IRS Form W-8IMY assuming primary responsibility for and certifying that such Administrative Agent agrees to be treated as a “United States” person for purposes of, withholding under Chapters 3 and 4 of the Internal Revenue Code with respect to payments to be received under the Loan Documents for the account of Lenders.

(D) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Withholding Agent to determine the withholding or deduction required to be made; and

(E) if a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender, as applicable, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or such Lender, as applicable, shall deliver to the Withholding Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that the Administrative Agent or such Lender, as applicable, has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(f)(i)(E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) The Administrative Agent and each Lender shall deliver to the Withholding Agent such other documentation prescribed by applicable Law or reasonably requested by the Withholding Agent as will enable the Withholding Agent to determine whether or not the Administrative Agent or such Lender, as applicable, is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.18(f), the completion, execution, and submission of such documentation (other than such documentation set forth in paragraphs (A), (B), (C) and (E) of Section 2.18(f)(i)) shall not be required if, in such Administrative Agent or Lender’s reasonable judgment, such completion, execution or submission would subject such Administrative Agent or Lender to any material reimbursed cost or expense or would materially prejudice the legal or commercial position of such Administrative Agent or Lender.

(iii) The Administrative Agent and each Lender shall provide the appropriate documentation described in clauses (i) and (ii) of this Section 2.18(f) at the following times: (A) prior to the first payment date after becoming a party to this Agreement, (B) upon a change in circumstances or, upon reasonable request by the Withholding Agent, upon a Regulatory Change, in each case, requiring or making appropriate a new or additional form, certificate or documentation (C) upon reasonable request by the Withholding Agent, upon or before the expiration, obsolescence or invalidity of any documentation previously provided to the Withholding Agent and (D) upon reasonable request by the Withholding Agent. The Administrative Agent and each Lender shall provide to the Withholding Agent such forms or certificates as the Withholding Agent may reasonably request to establish the Administrative Agent’s or such Lender’s, as applicable, entitlement to an exemption from or reduction of Taxes imposed by a non-U.S. jurisdiction. Notwithstanding anything to the contrary in this Section 2.18(f)(iii), neither the Administrative Agent nor any Lender shall be required to provide any such form or certificate (other than such documentation set forth in paragraphs (A), (B), (C) and (E) of Section 2.18(f)(i)) if it determines in its reasonable discretion that the provision of such form, certificate, or documentation would materially adversely affect it or it is not legally able to provide such form, certificate, or documentation.

(g) Each Lender agrees that, if the Borrower is required to pay any additional amounts pursuant to this Section 2.18, such Lender shall (at the request of the Borrower) use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if such designation or assignment will avoid the need for, or reduce the amount of, any additional amounts that would otherwise thereafter accrue and will not, in the judgment of such Lender, require such Lender to incur an unreimbursed loss, and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Upon any such designation or assignment, such Lender shall provide to the Administrative Agent and the Borrower the appropriate form and documentation requirements set forth in Section 2.18(f).

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) For purposes of this Section 2.18, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

(j) Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.19. Defaulting Lenders. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commencing on the date that such Lender becomes a Defaulting Lender, fees under Section 2.08(a) shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender;

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 2.07 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) the Commitment and Revolving Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.03), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender;

(d) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) provided no Default shall have occurred and be continuing, the LC Exposure of such Defaulting Lender shall be automatically reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent either (A) procure the reduction or termination of the Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) or (B) cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any letter of credit participation fees to such Defaulting Lender pursuant to Section 2.08(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) to the extent that the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the letter of credit participation fees payable to the Lenders pursuant to Section 2.08(b) shall to the same extent be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is not reallocated, reduced, terminated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit participation fees payable under Section 2.08(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated, reduced, terminated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless the Defaulting Lender’s then outstanding LC Exposure after giving effect thereto will be 100% covered by the Commitments of the non-Defaulting Lenders and/or prepaid, reduced, terminated and/or cash collateralized in accordance with Section 2.19(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(d)(i) (and such Defaulting Lender shall not participate therein).

If any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its funding obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Issuing Bank to defease any risk to the Issuing Bank in respect of such Lender hereunder relating to LC Exposure.

In the event that the Administrative Agent, the Borrower and the Issuing Banks reasonably determine that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine is necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that there shall be no retroactive effect on fees reallocated pursuant to Section 2.19(d)(iv) and (v). Subject to Section 9.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

Section 2.20. Substitution of Lender. If (a) the obligation of any Lender to make Term Benchmark Loans has been suspended pursuant to Section 2.22, (b) any Lender has demanded compensation or the Borrower is otherwise required to pay additional amounts under Section 2.16 or 2.18 or (c) such Lender is a Defaulting Lender, the Borrower shall have, in addition to the right to seek a substitute lender or lenders who qualify as Eligible Assignees to assume, in accordance with the provisions of Section 9.06, the Commitment of such Lender, the right to terminate the unused Commitment of such Lender.

Section 2.21. Extension Option. (a) The Maturity Date may be extended in the manner set forth in this Section 2.21 for a period of one year from the Maturity Date then in effect; provided that the Maturity Date may only be extended for two additional one year periods; provided, further that the Maturity Date after giving effect to any such extension shall not be later than the fifth (5th) anniversary of the date of any such extension. If the Borrower wishes to request an extension of the Maturity Date, the Borrower shall give written notice to that effect to the Administrative Agent, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request; provided, that the Borrower may provide notice of a request for an extension of the Maturity Date once in any twelve (12) month period. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole and absolute discretion, within 30 days of such notice to the Borrower and the Administrative Agent. If any Lender shall not have responded affirmatively within such 30-day period, such Lender shall be deemed to have rejected the Borrower’s proposal to extend its Commitment and only the Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit D hereto (the “Extension Agreement”) duly completed and signed by the Borrower, the

Administrative Agent and all of the Lenders which have responded affirmatively. No extension of the Commitments pursuant to this Section 2.21 shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by Lenders having greater than 50% of the aggregate amount of the Commitments. The Borrower may obtain the signature of Lenders having greater than 50% of the aggregate amount of the Commitments by requiring any Lender that has failed to consent to such Extension Agreement (such Lender, a “Non-Extending Lender”) to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless such assignee is a Lender or an Affiliate of a Lender) and (ii) each Issuing Bank (unless such assignee is a Lender or an Affiliate of a Lender); provided that: (i) all Obligations of the Borrower owing to such Non-Extending Lender being replaced shall be paid in full in same day funds to such Non-Extending Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Extending Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Borrower, the Borrower shall pay any amount required by Section 2.23, if applicable, (iii) the replacement Lender shall execute and deliver such Extension Agreement and (iv) such assignment does not conflict with applicable law. No action by or consent of the Non-Extending Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Extending Lender and the replacement Lender shall otherwise comply with Section 9.06; provided that if such Non-Extending Lender does not comply with Section 9.06 within five Business Days after the Borrower’s request, compliance with Section 9.06 (but only on the part of the Non-Extending Lender) shall not be required to effect such assignment.

(b) If any Lender rejects, or is deemed to have rejected, the Borrower’s proposal to extend its Commitment, (i) this Agreement shall terminate on the Maturity Date then in effect with respect to such Lender, (ii) the Borrower shall pay to such Lender on such Maturity Date any amounts due and payable to such Lender on such date and (iii) the Borrower may, if it so elects, designate a Person not theretofore a Lender and acceptable to the Administrative Agent and each Issuing Bank to become a Lender, or agree with an existing Lender that such Lender’s Commitment shall be increased; provided that any designation or agreement may not increase the aggregate amount of the Commitments. Upon execution and delivery by the Borrower and such replacement Lender or other Person of an instrument of assumption in form and substance satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to Section 2.21(a), such existing Lender shall have a Commitment as therein set forth or such other Person shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. On the date of termination of any Lender’s Commitment as contemplated by this subsection (b), the respective participations of the other Lenders in all outstanding Letters of Credit shall be redetermined on the basis of their respective Commitments after giving effect to such termination, and the participation therein of the Lender whose Commitment is terminated shall terminate; provided that the Borrower shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit within the limits of the Commitments which are not terminated, prepay on such date a portion of the outstanding Loans, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon its having done so.

(c) The Administrative Agent shall promptly notify the Lenders of the effectiveness of each extension of the Commitments pursuant to this Section 2.21.

Section 2.22. Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.22, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) a new Interest Election Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any request for a Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or request for a Borrowing, as applicable for (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.22(a)(i) or (ii) above or (y) an Base Rate Borrowing if the Daily Simple SOFR also is the subject of Section 2.22(a)(i) or (ii) above and (2) any request for a Borrowing that requests an RFR Borrowing shall instead be deemed to be a request for a Borrowing, as applicable, for an Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.22(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.22(a)(i) or (ii) above or (y) an Base Rate Loan if the Daily Simple SOFR also is the subject of Section 2.22(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.22, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

Section 2.23. Break Funding Payments. (a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.22(b) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.22(b) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.24. [Reserved].

ARTICLE 3

CONDITIONS

Section 3.01. Conditions Precedent to Closing Date. The closing of this Agreement shall occur on the date (the “Closing Date”) on which the following conditions precedent shall have been satisfied:

(a) The Administrative Agent (or its counsel) shall have received from each applicable party the following, each dated such day (unless otherwise specified):

(i) A counterpart of this Agreement and each Note (if requested by any Lender) signed on behalf of each party thereto.

(ii) A copy of the articles or certificate of incorporation (or equivalent Constituent Document) of the Borrower, certified as of a recent date by the Secretary of State of the state of organization of the Borrower, together with a certificate of such official attesting to the good standing of the Borrower.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of each officer of the Borrower who is authorized to sign this Agreement and the other Loan Documents on the Borrower’s behalf, (B) the by-laws (or equivalent Constituent Document) of the Borrower as in effect on the date of such certification, (C) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of the Borrower from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (ii) above and (D) the resolutions of the Board of Directors approving and authorizing the execution, delivery and performance of this Agreement.

(iv) An opinion of Cooley LLP, as special counsel to the Borrower, reasonably acceptable to the Administrative Agent.

(b) The Borrower shall have paid such fees as the Borrower shall have agreed to pay to any Joint Lead Arranger, any Lender or the Administrative Agent in connection herewith, including the reasonable and documented fees and expenses of Davis Polk & Wardwell LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of the Loan Documents, the extensions of credit hereunder and the syndication of the credit facility provided hereby (to the extent such fees and expenses are due and statements for such fees and expenses have been delivered to the Borrower).

(c) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, or related internal compliance policies, as reasonably requested by the Lenders.

(d) (i) No Default shall have occurred and be continuing on the Closing Date, (ii) the representations and warranties contained in Article 4 shall be accurate in all material respects on and as of the Closing Date (except to the extent any such representation or warranty (1) relates solely to an earlier date, in which case it shall be accurate in all material respects as of such earlier date, or (2) is qualified by materiality or subject to a Material Adverse Effect qualification, in which case it shall be accurate in all respects) as if made on and as of such date, (iii) no injunction affecting the execution, delivery or performance of the Loan Documents shall have been issued and remain in effect on the Closing Date and (iv) the Administrative Agent shall have received a certificate of a duly authorized officer of the Borrower, dated the Closing Date, stating that each of the conditions precedent set forth in clauses (i)-(iii) of this Section 3.01(d) have been satisfied.

(e) evidence reasonably satisfactory to the Administrative Agent that all principal of and interest on any loans outstanding under, and all accrued fees under, the Existing Credit Facility, and all fees then due in accordance with the fee letters dated August 1, 2025, shall have been paid in full.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto. The Lenders that are parties to the Existing Credit Facility, constituting the “Required Lenders” under the Existing Credit Facility, and the Borrower agree that (i) the commitments under the Existing Credit Facility shall terminate automatically on the Closing Date without need for further action by any party to the Existing Credit Facility and (ii) all requirements of notice for any prepayment under the Existing Credit Facility necessary to satisfy the conditions stated in Section 3.01(e) or the termination of commitments pursuant to clause (i) above are hereby waived.

Section 3.02. [Reserved].

Section 3.03. Conditions Precedent to Credit Extensions. The obligation of each Lender to make a Loan hereunder on the occasion of each Borrowing and of each Issuing Bank to issue, amend or extend any Letter of Credit (each, a “Credit Extension”) shall be subject to the further conditions precedent that (i) the Borrower shall have delivered an executed request for a Borrowing pursuant to Section 2.03 or a request for the issuance of a Letter of Credit pursuant to section 2.05(b), (ii) the Closing Date shall have occurred and (iii) on the date of such Credit Extension and after giving effect thereto, the following statement shall be accurate (and each of the giving of the applicable request pursuant to Section 2.02 and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension such statement is accurate): (x) the representations and warranties contained in Article 4 (other than those set forth in Section 4.04(b) and in Section 4.07) are accurate in all material respects on and as of such date as if made on and as of such date, except to the extent any such representation or warranty (1) relates solely to an earlier date, in which case it shall be accurate in all material respects as of such earlier date, or (2) is qualified by materiality or subject to a Material Adverse Effect qualification, in which case it shall be accurate in all respects on and as of such date or such earlier date as specified in clause (1) above and (y) no Default has occurred and is continuing or would result from such Credit Extension or the application of any proceeds thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 4.01. Organization; Powers; Binding Effect. The Borrower is duly incorporated or organized and validly existing under the Laws of the state of its incorporation or organization and has the necessary corporate or other power and authority to enter into this Agreement and the other Loan Documents, to borrow hereunder and to perform and observe its obligations hereunder and thereunder, all corporate or other action required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder and under the other Loan Documents has been duly taken, and this Agreement and the other Loan Documents have been duly executed and delivered and constitute, and, when executed and delivered, each of the Notes shall have been duly executed and delivered and shall constitute, valid, legal and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.02. Contravention. Neither (a) the certificate of incorporation, by-laws or other Constituent Documents of the Borrower, (b) any provision of any existing material mortgage, trust deed, contract, license, franchise, concession or agreement or any other material contractual obligation by which the Borrower or any of its Subsidiaries or any of their property or assets is bound, nor (c) any Law, regulation, judgment, injunction or other Order or award of any judicial, administrative, governmental or other authority or of any arbitrator binding on the Borrower or any of its Subsidiaries, conflicts or would conflict with or be contravened in any respect by the execution and delivery of the Loan Documents or would conflict with or be contravened by the Borrower’s or its Subsidiaries’ performance or observance of any of its obligations under the Loan Documents, except, in the case of clauses (b) and (c) above, for any such conflict or contravention that could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

Section 4.03. Authorization. There are no authorizations, approvals, licenses, registrations or consents of any Governmental Authority necessary for the execution and delivery by the Borrower of any Loan Document, the performance by the Borrower of the obligations expressed to be assumed by it in or pursuant to the Loan Documents and the payment of any amounts hereunder or under the other Loan Documents in accordance with their terms or to render this Agreement or any other Loan Document legal, valid, binding, enforceable and admissible in evidence.

Section 4.04. Financial Statements; Material Adverse Change. (a) The Initial Financial Statements were prepared in accordance with GAAP, consistently applied, except as otherwise noted therein, and such Initial Financial Statements present fairly, in all material respects, the Consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, as at the end of, and for, the respective periods covered thereby.

(b) Except as disclosed in the Borrower SEC Documents as filed prior to the Closing Date (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but in each case, other than any specific factual information contained therein), there has been no material adverse change in the financial position or results of operations of the Borrower and its Subsidiaries taken as a whole since December 31, 2024.

Section 4.05. Federal Reserve Regulations. (a) None of the Borrower or its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

(b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally, or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U and X and all official rulings and interpretations thereunder or thereof.

Section 4.06. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” or “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.07. Litigation. Except as disclosed in the Borrower SEC Documents (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but other than any specific factual information contained therein) as filed prior to the Closing Date, there is no pending or (to the knowledge of the Borrower) action, investigation or proceeding threatened in writing affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator (i) that is reasonably likely to have a Material Adverse Effect or (ii) that could be reasonably expected to affect the legality, validity or enforceability of any Loan Document.

Section 4.08. Compliance with ERISA. Except for matters which could not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the currently applicable provisions of ERISA and the Code with respect to each Plan and (b) no ERISA Event has occurred or is reasonably expected to occur.

Section 4.09. Compliance with Law. Neither the Borrower nor any of its Subsidiaries is in violation of any Law or regulation to which it is subject is in default with respect to any Order or has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business which violation, default or failure to obtain could reasonably be expected to have a Material Adverse Effect.

Section 4.10. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and except as disclosed in the Borrower SEC Documents (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but other than any specific factual information contained therein) as filed prior to the Closing Date, the Borrower and its Subsidiaries (i) are in compliance with all applicable Environmental

Laws and have obtained, maintained and are in compliance with any permit, license or other approval required under any applicable Environmental Law for their current operations, (ii) are not subject to any Environmental Liability, (iii) have not received written notice of any claim with respect to any Environmental Liability and (iv) do not have knowledge of any basis for any Environmental Liability.

Section 4.11. Taxes. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) the Borrower and its Subsidiaries have (x) filed all tax returns and all other tax filings which are required to be filed by them and (y) paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary to the extent such Taxes have become due and payable and before they have become delinquent, except for Taxes which are being contested in good faith by the Borrower or the relevant Subsidiary pursuant to appropriate actions or proceedings being diligently pursued and for which reserves adequate under GAAP have been made, and (ii) the charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes are adequate under GAAP.

Section 4.12. Full Disclosure. All written information (other than financial projections and information of a general economic nature or general industry nature), as modified or supplemented by any information provided to the Administrative Agent, any Syndication Agent, any Documentation Agent or Lender, by the Borrower in connection with the transactions contemplated hereby is and will be complete and correct in all material respects (after giving effect to all amendments and supplements thereto), when taken as a whole together with all such filings of the Borrower with the SEC, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (after giving effect to all amendment sand supplements thereto).

Section 4.13. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors and officers and, to the knowledge of the Borrower, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any Subsidiary or (b) to the knowledge of the Borrower, (x) any director, officer or employee of the Borrower or any Subsidiary or (y) any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and no LC Exposure exists, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year of the Borrower, its audited Consolidated balance sheet and related statements of income, cash flows, shareholders’ equity and footnotes as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent registered public accounting firm of recognized national standing to the effect that such Consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP;

(b) on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period, its condensed Consolidated balance sheet and related statements of income, cash flows and footnotes as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the condensed financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a copy of a certificate of a Financial Officer of the Borrower (the original signed version of which shall be delivered to the Administrative Agent) (i) setting forth in reasonable detail the calculations necessary to demonstrate compliance with the requirements of Section 6.05 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) within five Business Days after the Borrower first becomes aware of the occurrence of each Default continuing on the date of such statement, a written statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(f) except for matters which could not reasonably be expected to have a Material Adverse Effect, if an ERISA Event occurs, a certificate of a Financial Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take; and

(g) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to subsections (a), (b) and (e) of this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information shall have been posted and available on the website of the SEC at http://www.sec.gov or on the website of the Borrower at www.zoetis.com.

Section 5.02. Inspection of Property, Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will, upon reasonable prior notice (or without notice during the continuance of an Event of Default), permit agents and representatives of the Administrative Agent and each Lender to, during regular business hours, (i) visit and inspect their respective properties, (ii) inspect and make reasonable extracts from and copies of their respective books and records and (iii) discuss, subject to reasonable availability, with their respective principal officers and auditors their respective affairs, finances and accounts, all at the expense of such Lender or the Administrative Agent, as the case may be, or, if such visit or other action is during the continuance of an Event of Default, at the expense of the Borrower.

Section 5.03. Existence; Nature of Business. (a) The Borrower will, and will cause each of its Subsidiaries to, preserve and keep in full force and effect its corporate or other legal existence and all licenses and permits necessary to the proper conduct of its business, except that the foregoing shall not (i) prevent any transaction permitted by Section 6.02 or (ii) require the preservation of the legal existence of any Subsidiary or of any such license or permit the nonpreservation of which could not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be principally engaged in by the Borrower and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the Closing Date and similar or related businesses or businesses ancillary or complementary thereto.

Section 5.04. Payment of Obligations. Except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall pay and discharge, and cause each Subsidiary to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property or assets and (ii) all lawful claims that, if unpaid, might result in a Lien upon its property or assets; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any such Tax or claim that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP.

Section 5.05. Maintenance of Properties; Insurance. Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its Subsidiaries to, (a) keep and maintain all property or assets material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance (if not self-insured for such risk), with financially sound and reputable insurance companies, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or substantially consistent with past practices of the Borrower and its Subsidiaries.

Section 5.06. Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply, in all material respects, with all Laws, rules, regulations and Orders of any Governmental Authority applicable to it or its property or assets, except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (b) noncompliance therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will comply in all material respects with Anti-Corruption Laws and applicable Sanctions and will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.07. Use of Proceeds. The Borrower shall use the proceeds of the Loans and the Letters of Credit solely for general corporate purposes.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and no LC Exposure exists, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Mergers; Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of, and will not permit any Subsidiary to sell, transfer, lease or otherwise Dispose of, (in one transaction or in a series of transactions) all or substantially all of the property or assets of the Borrower and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing or would result therefrom (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) any Subsidiary may liquidate or dissolve if (A) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, and (B) such liquidation or dissolution is not materially disadvantageous to the Lenders.

Section 6.02. Limitations on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create or incur, or suffer to be incurred or to exist, any Lien on its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, except:

(a) Permitted Liens;

(b) any Lien existing on any property prior to the acquisition thereof by the Borrower or any Subsidiary (or prior to the time the Person owning such property or asset becomes a Subsidiary); provided that such Lien is not created in contemplation of or in connection with such transaction;

(c) Liens securing Debt of the Borrower or any Subsidiary incurred to finance the acquisition of fixed or capital assets; provided that (i) such Liens do not encumber any property other than the property financed by such Debt and (ii) such Liens are incurred not later than 180 days after such acquisition;

(d) any Permitted Refinancing of any of the foregoing Secured Debt;

(e) Liens securing Intercompany Debt;

(f) Liens securing Secured Debt permitted under Section 6.03; and

(g) Liens securing Permitted Securitization Financings permitted by Section 6.04.

Section 6.03. Priority Indebtedness. The Borrower will not at any time permit (a) the aggregate outstanding principal amount of Secured Debt (other than Secured Debt secured only by Liens permitted under paragraphs (a) through (e) and (g) of Section 6.02) plus (b) all other Debt of all Subsidiaries (other than Intercompany Debt and Secured Debt), all determined on a Consolidated basis and without duplication, to exceed 15% of Consolidated Net Tangible Assets, all calculated as of the last day of each fiscal quarter of the Borrower.

Section 6.04. Permitted Securitization Financings. The Borrower will not, and will not permit any of its Subsidiaries to, incur or at any time be liable with respect to any Securitization Financings other than Permitted Securitization Financings with an aggregate Securitization Financing Amount at any date not to exceed $1,250,000,000.

Section 6.05. Financial Covenants. The Leverage Ratio as of the last day of any fiscal quarter shall not exceed 3:50:1.00; provided that, upon the Administrative Agent’s receipt of a Material Acquisition Notice, the Leverage Ratio as of the last day of any fiscal quarter for the period beginning on the Consummation Date and continuing through the fourth full consecutive fiscal quarter ended immediately following the Consummation Date shall not exceed 4.00:1.00; provided further that for the first two fiscal quarters ended immediately following the fourth full consecutive fiscal quarter ended after any Consummation Date, the Leverage Ratio shall not exceed 3.50:1.00.

Section 6.06. Limitations on Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit (A) in violation of any Anti-Corruption Laws, or (B) for the purpose of funding, financing or facilitating any activities, business or transactions of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, in the United Kingdom, or in a European Union member state or in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) the Borrower shall default in the payment of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due; or

(b) the Borrower shall default in the payment of any interest on any Loan hereunder, any fee payable pursuant to Section 2.08 or any other amount payable under any Loan Document, and such default shall continue for three Business Days; or

(c) any representation, warranty or certification made or deemed made in any Loan Document, by or on behalf of the Borrower, or any certificate or other document furnished to the Administrative Agent or any Lender pursuant to the provisions hereof or of any other Loan Document, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d) the Borrower or any Subsidiary shall default in the performance of (i) any of its obligations contained in Section 5.01(d), Section 5.03(a) (with respect to the Borrower only) or Article 6 or (ii) any of its other obligations under this Agreement or any other Loan Document and such default shall continue unremedied for a period of 30 days after written notice thereof to the Borrower by the Administrative Agent; or

(e) the Borrower or any Subsidiary shall fail to pay any principal of any Debt in an amount of at least $250,000,000 in the aggregate for the Borrower and all Subsidiaries (the “Requisite Amount”) (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

(f) the Borrower or any Subsidiary shall fail to observe or perform any term, covenant or condition on its part to be observed or performed under any agreement or instrument relating to any Debt in the Requisite Amount, when required to be observed or performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or permit the acceleration of, the maturity of such Debt or such Debt has been accelerated; or any such Debt shall be required to be prepaid, defeased, purchased or otherwise acquired by the Borrower or any Subsidiary (other than by a regularly scheduled required prepayment or redemption and other than Secured Debt that becomes due as a result of the voluntary transfer of assets securing such Debt), prior to the stated maturity thereof; or

(g) any final judgment or Order for the payment of money in excess of the Requisite Amount shall be rendered against the Borrower or any Material Subsidiary and there shall be any period of 30 consecutive days during which a stay of enforcement of any such unsatisfied judgment or Order, by reason of bonding, a pending appeal or otherwise, shall not be in effect, provided, however, that any such judgment or Order shall not be an Event of Default under this Section 7.01(g) if and for so long as (i) the amount of such judgment or Order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or Order; or

(h) the Borrower or any ERISA Affiliate shall incur liability that would reasonably be expected to have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or an ERISA Affiliate from a Multiemployer Plan; or (iii) the termination of a Multiemployer Plan; provided, however, that no Default under this Section 7.01(h) shall be deemed to have occurred if the Borrower or such ERISA Affiliate shall have made arrangements satisfactory to the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or

(i) the Borrower or any Material Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other Law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts (in each case, relative to its own creditors or Debts), (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(j) a proceeding or case shall be commenced, without the application or consent of the Borrower or any Material Subsidiary, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its Debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Material Subsidiary or of all or any substantial part of its property and assets, or (iii) similar relief in respect of the Borrower or such Material Subsidiary under any Law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an Order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an Order for relief against the Borrower or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(k) a Change of Control shall occur;

THEREUPON: (i) in the case of an Event of Default that has occurred and is continuing other than one referred to in clause (i) or (j) of this Section 7.01 with respect to the Borrower, the Administrative Agent (A) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, cancel the Commitments and (B) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (ii) in the case of the occurrence of an Event of Default referred to in clause (i) or (j) of this Section 7.01 with respect to the Borrower, the Commitments shall be automatically cancelled and the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the other Loan Documents shall become automatically due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

Section 7.02. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders:

(a) all payments received on account of the Obligations shall, subject to Section 2.19, be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.04 and amounts pursuant to Section 2.08(c) payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.04) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.05 or 2.19, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.05 or 2.19, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.02;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law; and

(b) if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01. Authorization and Action.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as Administrative Agent under the Loan Documents, and each lender and Issuing Bank authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and Issuing Bank hereby authorizes the Administrative Agent to execute and deliver and to perform its obligations under each of the Loan Documents to which the Administrative Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, under the circumstances as provided in Section 9.03), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement any other Loan Document or applicable law including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Administrative Agent agrees to give to each Lender prompt notice of each written notice of borrowing, repayment, prepayment or Event of Default given to it by the Borrower pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks except to the limited extent provided in Section 9.06(e), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing: the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby. Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through its agents or employees or any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Syndication Agent, any Documentation Agent or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.08, 2.10, 2.16, 2.18 and 9.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.04). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

(h) The Joint Lead Arrangers and the Persons named on the cover page hereof as Syndication Agents, Documentation Agents or Bookrunners shall have no obligations or duties whatsoever in such capacity under this Agreement and shall incur no liability hereunder in such capacity.

Section 8.02. Administrative Agent’s Reliance, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.01 unless and until written notice thereof stating that it is a “notice under Section 5.01” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default unless and until written notice thereof (stating that it is a “notice of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article 3 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(c) Neither the Administrative Agent nor any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction). Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.06; (ii) may rely on the Register to the extent set forth in Section 9.06(e); (iii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of the Borrower (whether written or oral) made in or in connection with this Agreement or any other Loan Document; (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit, (vi) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower, as to the financial position of the Borrower or as to the existence or possible existence of any Default or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (vii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (viii) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which may be by fax, any electronic message, Internet or intranet website posting, or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed, sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof.

Section 8.03. JPMorgan and Affiliates. With respect to its Commitment, Revolving Loans, its LC Commitment and Letters of Credit and the Note issued to it, JPMorgan shall have the same rights and powers under this Agreement as any other Lender and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. JPMorgan and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as JPMorgan was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.04. Acknowledgement of Lenders and Issuing Banks. (a) Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment

(or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.04(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

(iv) Each party’s obligations under this Section 8.04(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d) Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender, conduct its own independent investigation of the financial position and affairs of the Borrower in connection with the making and continuance of the Loans. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for notices, reports and other the documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate of the Borrower that is communicated to, obtained by, or may come into the possession of, the Administrative Agent or any Affiliate thereof in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and the Borrower, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

(e) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Borrower) between the Borrower and its Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Borrower or its Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them.

Section 8.05. Indemnification. Each Lender agrees to indemnify the Administrative Agent and its Related Parties (to the extent not reimbursed by the Borrower and ratably according to the respective amount of such Lender’s Commitment (or, if this indemnity under this paragraph is sought after the termination of the Commitments, such Lender’s Commitment as most recently in effect)), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Related Party’s gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction). Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Borrower.

Section 8.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to, if no Default shall have occurred and be continuing, the approval of the Borrower (which approval shall not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the Laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000, subject to, if no Default shall have occurred and be continuing, the approval of the Borrower (which approval shall not be unreasonably withheld). In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of such 30-day period, notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation (which effective date shall be no earlier than three Business Days after the date of such notice). Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged therefrom as provided above in this paragraph). Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.07. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) Such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to the Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any Joint Lead Arranger, any Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Joint Lead Arranger, Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.08. Borrower Communications. (a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any borrowing request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(d) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE 9

MISCELLANEOUS

Section 9.01. No Waiver; Remedies. No failure to exercise or delay in exercising any right, power or privilege in respect of this Agreement or any other Loan Document will be presumed to operate as a waiver, and no single or partial exercise of any right, power or privilege in respect of this Agreement or any other Loan Document will be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

Section 9.02. Notices, Etc. (a) Notices Generally. All notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, transmitted or delivered, if to the Borrower, at its address at Zoetis Inc., 10 Sylvan Way, Parsippany, NJ 07054; if to any Lender, at its address for notices recorded by the Administrative Agent in the Register; if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower; and if to the Administrative Agent from the Lenders, at its address at JPMorgan Chase Bank, N.A., 4041 Ogletown Stanton Road, Floor 2, Newark DE 19713, Attn: Loan & Agency Services Group; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. Without prejudice to clause (b)(v) below, each such notice or communication will be deemed effective: (i) if in writing and delivered in person or by courier, on the date it is delivered; (ii) if sent by facsimile transmission or electronic mail, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine); or (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted, except that notices and communications to the Administrative Agent pursuant to Article 2, 3 or 8 shall not be effective until received by the Administrative Agent. Delivery by facsimile or electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or any of the other Loan Documents or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Electronic Communications.

(i) Delivery of Communications by the Borrower. The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iii) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(iv) E-mail Notification to Lenders. Each Lender agrees (unless separate arrangements have been made with the Administrative Agent) that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender and Issuing Bank agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission, and (B) that the foregoing notice may be sent to such e-mail address. Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (1) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (2) that the foregoing notice may be sent to such email address.

(v) Presumption as to Delivery of E-mail. Each party agrees that any electronic communication referred to in this Section 9.02 shall be deemed delivered upon the posting of a record of such communication as “received” in the e-mail system of the recipient; provided that if such communication is not so received during normal business hours, such communication shall be deemed delivered at the opening of business on the next Business Day.

(vi) Waiver of Responsibility. Each party acknowledges that (A) although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution (and each party assumes the risks of such distribution), (B) the Communications and the Platform are provided “as is” and “as available,” (C) none of the Administrative Agent, its Affiliates nor any of their respective officers, directors, employees, members, trustees, agents, sub-agents, advisors or representatives (collectively, the “JPMorgan Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each JPMorgan Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and

(D) no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any JPMorgan Party in connection with any Communications or the Platform.

(vii) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(viii) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.03. Amendments, Etc. Subject to Section 2.22(b) and (c), no amendment or waiver of any provision of this Agreement or the other Loan Documents (except the Commitment Documents), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall (a) increase the Commitment of any Lender, or subject any Lender to any additional obligations, without the prior written consent of such Lender, (b) reduce the principal of, or interest (or the rate of interest) on, the Loans of any Lender, or any fees (or the rate at which they accrue) or other amounts payable hereunder to any Lender, without the prior written consent of such Lender, (c) alter the manner in which Commitment reductions or payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders without the prior written consent of all Lenders directly affected thereby, (d) postpone any date fixed for any payment of principal of, or interest on, the Loans of any Lender, or any fees or other amounts payable hereunder to any Lender, without the prior written consent of such Lender, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, that shall be required for the Lenders or any of them to take any action hereunder without the prior written consent of all Lenders affected thereby, (f) amend Section 2.15 or this Section 9.03 without the prior written consent of all Lenders adversely affected thereby, (g) extend the commitment period of any Lender or amend the definition of “Commitment Termination Date” with respect to any Lender, without the prior written consent of such Lender, (h) amend the definition of “Applicable Percentage” without the prior written consent of all Lenders affected thereby or (i) change the payment waterfall provisions of Section 2.19(b) or 7.02 without the written consent of each Lender; provided further that no amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank under any Loan Document without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. If the Administrative Agent and the Borrower acting together identify an ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan

Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission mistake, typographical error or other defect, and such amendment shall become effective on the fifth (5th) Business Day after notice thereof is provided to the Lenders without any further action or consent of any other party to this Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Notwithstanding the foregoing, any amendment to the Pricing Grid pursuant to the final paragraph of Annex I shall not require the written consent of any Lender, but shall require the written consent of the Borrower and the Administrative Agent only.

Section 9.04. Costs and Expenses; Limitation of Liability; Indemnity. (a) Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Limitation of Liability. To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger, any Syndication Agent, any Documentation Agent any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.04(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.04(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger, each Syndication Agent, each Documentation Agent each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) on demand against, and hold each Indemnitee harmless from, any and all (i) all obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (ii) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries (including any such action, proceeding or investigation brought by or against any person, including stockholders, partners or other equity holders of the Borrower), whether based on contract, tort or any other theory and in any capacity regardless of whether any Indemnitee is a party thereto, in each case, whether or not such investigation, litigation, claim or proceeding is brought by the Borrower, any equity holders or creditors of the Borrower or an Indemnitee and whether or not any such Indemnitee is otherwise a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, liabilities or related expenses are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee in the performance of its obligations under the Loan Documents; provided, however, that in no event will such Indemnitee or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnitee’s or such other parties’ activities related to the Loan Documents and the Borrower hereby waives, releases and agrees not to sue upon such claim or any such damages whether or not accrued or not known or suspected to exist in its favor. If for any reason the foregoing indemnification is unavailable to any Indemnitee or insufficient to hold it harmless, then the Borrower will contribute to the amount paid or payable by such Indemnitee, as the case may be, as a result of such loss, claim, damage, liability and related expenses in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and their respective Affiliates, stockholders, partners or other equity holders on the one hand and (ii) such Indemnitee on the other hand in the matters contemplated by the Loan Documents as well as the relative fault of (i) the Borrower and their respective Affiliates, stockholders, partners or other equity holders and (ii) such Indemnitee with respect to such loss, claim, damage or liability and any other relevant equitable considerations. This Section 9.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(d) Survival. Without prejudice to the survival of any other agreement of the Borrower or the Lenders hereunder, the agreements and obligations of the Borrower contained in Sections 2.16, 2.18 and this Section 9.04, and the agreements and obligations of each Lender under Sections 8.05 and 9.11, shall survive the termination of this Agreement and the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 9.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall have no right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders (except Defaulting Lenders), which consent shall not be unreasonably withheld or delayed, and any purported assignment without such consent shall be null and void.

Section 9.06. Assignments and Participations. (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and any Notes held by it) with the consent of the Borrower (unless an Event of Default shall have occurred and be continuing or the assignment is to a Lender or an Affiliate of a Lender, in which case the consent of the Borrower shall not be required and provided that if the consent of the Borrower to an assignment is required hereunder, the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received a written request for its consent to such assignment), each Issuing Bank and the Administrative Agent, in each case, which consent shall not be unreasonably withheld or delayed, and, if demanded by the Borrower (pursuant to clause (c) below), upon at least five Business Days’ notice to such Lender and the Administrative Agent, shall assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and any Notes held by it); provided that (i) each such assignment shall be of a constant, and not a varying percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or in the case of an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment or Loan, as applicable, of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee or an Affiliate of a Lender of the type described in clause (y) of the second proviso below, (iv) each such assignment made as a result of a demand by the Borrower shall comply with clause (c) below, (v) the parties to each such assignment (which shall not include the Borrower) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 and (vi) the assignee, if not already a Lender, shall deliver to the

Administrative Agent an Administrative Questionnaire; provided that the Borrower shall pay such processing and recordation fee if such assignment occurs as a result of a demand by the Borrower pursuant to Section 9.06(c)(i) or (ii); provided further that no consents shall be required (x) in the case of an assignment of the type described in clause (g) below, or (y) in the case of an assignment of a Commitment by a Lender to an Affiliate of such Lender if the long term deposit rating of such Affiliate is no less than the long term deposit rating of such Lender at the time of the assignment, subject to reassignment by such Affiliate to such Lender if at any time it ceases to be an Affiliate of such Lender and prior notification of any such assignment to the Borrower. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.16, 2.18 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender (A) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, other than the representation and warranty that it owns the interest being assigned, free and clear of any liens or encumbrances, and has taken all action necessary to consummate the transactions pursuant to such Assignment and Acceptance; and (B) makes no representation or warranty and assumes no responsibility with respect to the financial position of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; and (ii) such assignee (A) represents and warrants that it has taken all action necessary to consummate the transactions pursuant to such Assignment and Acceptance; (B) confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.01(a) or 5.01(b) (or, prior to the first such delivery, the Initial Financial Statements) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (C) agrees that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (D) confirms that it is an Eligible Assignee; (E) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (F) agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

Anything herein to the contrary notwithstanding, the Borrower shall not be obligated to pay to any assignee any amounts under Section 2.16 or 2.18 in excess of the amount the Borrower would have been obligated to pay thereunder to the assigning Lender in the absence of such assignment, unless such assignment is made at a time when the circumstances giving rise to such greater payments did not exist.

(c) Following (i) a demand by any Lender pursuant to, or the incurrence by the Borrower of an obligation to make a payment pursuant to, Section 2.16, 2.17 or 2.18, (ii) any Lender becoming a Defaulting Lender or (iii) in connection with any proposed amendment, modification, waiver or termination requiring the consent of all the Lenders or all affected Lenders, for which the consent of the Required Lenders has been obtained, the failure of any Lender whose consent is required but not obtained to vote in favor of such amendment, modification, waiver or termination, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06(a)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) the Borrower shall have received the prior written consent of each Issuing Bank and the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees (giving effect to Section 2.19 in the event such Lender is a Defaulting Lender) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (y) in the case of any such assignment resulting from a claim or obligations under Section 2.16, 2.17 or 2.18, such assignment will result in a reduction in such compensation or payments and (z) no Default shall have occurred and be continuing. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note (which shall be marked “cancelled” by the assigning Lender) a new Note to such Eligible Assignee in an amount equal to the Commitment or Loan, as applicable, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Loan, as applicable, hereunder, a new Note to the assigning Lender in an amount equal to the Commitment or Loan, as applicable, retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C hereto.

(e) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance and each Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and the interest and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) (a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and any Notes held by it); provided, that (i) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, that such Participant (A) agrees to be subject to the provisions of Section 2.18(g) as if it had acquired its interest by assignment and (B) shall not be entitled to receive any greater payment under Sections 2.16 and 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each Participant and the Commitment of, and the interest and principal amount of the Loans owing to, each Participant from time to time (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations hereunder or under any other Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the Loans owing to it and the Notes held by it) in favor of any Federal Reserve Bank or other Governmental Authority in accordance with any regulation of the Federal Reserve or other Governmental Authority. No such assignment shall release any Lender from its obligations hereunder.

Section 9.07. Governing Law. This Agreement and the other Loan Documents and any claim, controversy or dispute arising under or related to this Agreement, the Loan Documents, the relationship of the parties under any Loan Document, and/or the interpretation and enforcement of the rights and duties of the parties under any Loan Document shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.

Section 9.08. Execution in Counterparts. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the LC Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.09. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees.

Section 9.10. Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 9.11. Confidentiality. (a) The Administrative Agent, each Joint Lead Arranger and each Lender shall hold all non-public information regarding the Borrower and its Subsidiaries and their business identified as such by the Borrower and obtained by the Administrative Agent, such Joint Lead Arranger or Lender, as the case may be, pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling confidential information of such nature and only use such information in connection with its services to, and its relationship with, the Borrower, provided that nothing herein contained shall be construed to prevent the Administrative Agent or such Lender or Joint Lead Arranger from disclosing such information (i) to any Affiliate of the Administrative Agent or such Lender or Joint Lead Arranger or any officer, director or employee or agent or any attorney or accountant or advisor for the Administrative Agent or such Lender or Joint Lead Arranger that agrees to be similarly bound, (ii) to any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Commitments or Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations or to any credit insurance provider relating to the Borrower and its obligations, in each case that agrees to be bound by the provisions of this Section 9.11, (iii) pursuant to any subpoena or upon the Order of any court or administrative agency or upon the request or demand of, or in connection with any investigation, examination or audit by, any governmental agency or authority or any regulatory authority (including any self-regulatory authority), whether or not such request or demand shall have the force of Law, upon notice to the Administrative Agent and the Lenders of such subpoena, Order, request or demand (unless such notice is not legally permissible), provided that, except with respect to any audit or examination conducted in the ordinary course by bank accountants or by any governmental bank regulatory authority exercising examination or supervisory authority, the Administrative Agent or such Lender or Joint Lead Arranger (as the case may be) shall have used commercially reasonable efforts to provide prompt notice to the Borrower (unless such notice is not legally permissible) of such subpoena, Order, request or demand or such investigation, examination or audit so as to enable the Borrower to seek a protective Order or other appropriate remedy and thereafter discloses only the minimum information required to be disclosed in order to comply with such subpoena, Order, request or demand of, or in connection with such investigation, examination or audit, (iv) that has been obtained from any Person that is not a party to this Agreement or an Affiliate of any such party and who was not similarly bound so far as such Person was aware, (v) to any Affiliate, and their respective employees, directors, officers, independent auditors, rating agencies, professional advisors and other experts or agents who need to know such information in connection with this Agreement and who are informed of the confidential nature of such information (it being understood that the Administrative Agent, such Lender or such Joint Lead Arranger, as applicable, will be responsible for such recipient’s compliance with this Section 9.11), (vi) on a confidential basis, to data service providers, including league table providers, that serve the lending industry and (vii) in connection with the exercise of any remedy hereunder. Said authorization to disclose is subject to any federal or state securities Laws that reasonably require the parties to keep some or all aspects of the transaction contemplated herein confidential. Furthermore, nothing in this Section 9.11 shall be construed as a waiver of any applicable attorney client privilege or any privilege arising under section 7525 of the Code or any duty of confidentiality on the part of any attorney or accountant under any code of professional conduct that, in each case, relates to communications with respect to the transactions contemplated herein or the execution thereof.

For the avoidance of doubt, nothing herein shall prohibit any individual from comunicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without notification to any Person.

Nothing in this Agreement or in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents, or any transaction carried out in connection with any transaction contemplated thereby, to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

Section 9.12. Jurisdiction, Service of Process, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property and assets, to the exclusive jurisdiction of the Supreme Court of the State of New York and of the United States District Court of the Southern District of New York, in each case sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto (subject, in the case of the Administrative Agent and each Lender, to the last sentence of this paragraph) hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.13. Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.15. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Patriot Act.

Section 9.16. No Fiduciary Duty. The Administrative Agent, each Joint Lead Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Lenders shall have no responsibility or liability to the Borrower with respect thereto.

Section 9.17. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified in Article 7 by the Required Lenders to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Article 7 and notice to the Borrower as required under Article 7, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.17 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.18. Integration. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Documents and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Documents that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect, except where such provisions conflict with any provision in this Agreement, in which case the latter shall have effect).

Section 9.19. Acknowledgement and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.20. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZOETIS INC.

By:	/s/ Wetteny Joseph
Name: Wetteny Joseph
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Zoetis Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender, as an Issuing Bank and as Administrative Agent

By:	/s/ Charles Shaw
Name: Charles Shaw
Title: Executive Director

[Signature Page to Zoetis Credit Agreement]

BANK OF AMERICA, N.A., as an Issuing Bank and a Lender

By:	/s/ Tyler Morgan
Name: Tyler Morgan
Title: Director

[Signature Page to Zoetis Credit Agreement]

Barclays Bank PLC, as an Issuing Bank and a Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director

[Signature Page to Zoetis Credit Agreement]

CITIBANK, N.A., as an Issuing Bank and a Lender

By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[Signature Page to Zoetis Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Andrew Moore
Name: Andrew Moore
Title: Authorized Signatory

[Signature Page to Zoetis Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director

[Signature Page to Zoetis Credit Agreement]

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Signature Page to Zoetis Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ John Bosco
Name: John Bosco
Title: Managing Director

By:	/s/ Claudia Zarate
Name: Claudia Zarate
Title: Managing Director

[Signature Page to Zoetis Credit Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

By:	/s/ Shane Bownds
Name: Shane Bownds
Title: Managing Director

By:	/s/ Joshua Leonard
Name: Joshua Leonard
Title: Vice President

[Signature Page to Zoetis Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Nicholas Merino
Name: Nicholas Merino
Title: Authorized Signatory

[Signature Page to Zoetis Credit Agreement]

HSBC Bank USA, National Association as a Lender

By:	/s/ Virgina Cosenza
Name: Virgina Cosenza
Title: Senior Vice President #23310

[Signature Page to Zoetis Credit Agreement]

ING Bank NV, Dublin Branch, as a Lender

By:	/s/ Rory Fitzgerald
Name: Rory Fitzgerald
Title: Director

By:	/s/ Louise Gough
Name: Louise Gough
Title: Director

[Signature Page to Zoetis Credit Agreement]

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Lalita Vadhri
Name: Lalita Vadhri
Title: Managing Director

[Signature Page to Zoetis Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Mike Tkach
Name: Mike Tkach
Title: Authorized Signatory

[Signature Page to Zoetis Credit Agreement]

ANNEX I

Pricing Grid

Level:	Ratings (Moody’s/S&P):	Base Rate Margin (% per annum)	Term Benchmark Margin (% per annum)	RFR Margin (% per annum)	Facility Fee Rate (% per annum)
Level 1	A1/A+ or higher	0.000	0.575	0.575	0.050
Level 2	A2/A	0.000	0.680	0.680	0.070
Level 3	A3/A-	0.000	0.795	0.795	0.080
Level 4	Baa1/BBB+	0.000	0.910	0.910	0.090
Level 5	Baa2/BBB or lower	0.025	1.015	1.015	0.110

In the event of split Ratings from Moody’s and S&P, the foregoing determinations will be based upon the Rating more favorable to the Borrower unless the Ratings differ by more than one Level, in which case the foregoing determinations will be based on the Level that is one Level below that of the more favorable Level (i.e., Level 2 is “below” Level 1).

For purposes of the foregoing: (a) if a Rating Agency shall merge with or into or be acquired by the other Rating Agency, or shall cease to be in the business of rating corporate debt obligations, or shall otherwise cease to have a Rating in effect, then Fitch will be substituted into the Pricing Grid for the Rating Agency from which a Rating is no longer available (with the Fitch equivalent ratings substituted) unless otherwise agreed by the Borrower and the Administrative Agent (on behalf of the Lenders), and if a Rating from Fitch is not available, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the Pricing Grid to replace the reference to the Rating of such Rating Agency with the rating of a rating agency registered with the SEC as a “nationally recognized statistical rating organization” and, pending the effectiveness of any such amendment, the foregoing determinations shall be determined by reference to the Rating of the other Rating Agency; provided that if no such agreement is reached after the Borrower and the Administrative Agent (on behalf of the Lenders) have negotiated in good faith for 90 days, then at the end of such 90 day period and thereafter (until an agreement is reached among the Borrower and the Administrative Agent (on behalf of the Lenders)) such Rating Agency shall be deemed to have a Rating available and such Rating shall be deemed to be in Level 5; (b) if any Rating Agency shall not have a Rating in effect for a reason other than one of the reasons set forth in the preceding clause (a), such Rating Agency shall be deemed to have a Rating available and such Rating shall be deemed to be in Level 5; and (c) in the event neither Rating Agency has a Rating in effect, the foregoing determinations will be determined by reference to Level 5.